Exhibit 99.2

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion together with our historical financial statements and related notes included elsewhere herein and the information set forth under “Item 6 — Selected Financial Data.” The discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate, please read “Item 1A — Risk Factors” included elsewhere in our June 30, 2011 Annual Report on Form 10-K. Our actual results may differ materially from those estimated or projected in any of these forward-looking statements.

Executive Overview

In June 2011, we completed our initial public offering (the IPO) of 25,000,000 shares of our common stock. Including the subsequent exercise in July 2011 of the underwriters’ over-allotment option to purchase 3,750,000 shares, a total of 28,750,000 shares were sold by us at a price of $18.00 per share (prior to deducting underwriter discounts and commissions) in connection with the IPO. We used the net proceeds from the IPO to redeem a substantial portion of our 10.375% Senior Discount Notes due 2016 including the 5% redemption premium. Our common stock is now traded on the New York Stock Exchange (symbol “VHS”).

As of June 30, 2011, we owned and operated 26 hospitals with a total of 6,201 licensed beds, and related outpatient service facilities complementary to the hospitals in San Antonio, Texas; metropolitan Detroit, Michigan; metropolitan Phoenix, Arizona; metropolitan Chicago, Illinois; and Massachusetts, and two surgery centers in Orange County, California. As of June 30, 2011, we also owned three health plans with approximately 245,100 members.

During fiscal 2011, our same hospital revenue growth was limited by significant challenges including less demand for elective services, some of which related to a weakened general economy, and a shift from services provided to managed care enrollees to uninsured patients or those covered by lower paying Medicaid plans. We were successful in reducing certain costs to offset the impact of the limited revenue growth, but we are not sure these cost reduction measures will be sustainable if economic weakness persists during fiscal 2012 and beyond. Our comprehensive debt refinancing (the “Refinancing”) during January 2010 extended the maturities of our debt by up to five years. The Refinancing, along with the proceeds from additional debt offerings in July 2010 and January 2011 (see further discussion in “Liquidity and Capital Resources”) and the IPO in June 2011, will be essential to the funding of our long-term growth strategies. We were able to successfully diversify our portfolio of assets by completing multiple acquisitions during fiscal 2011 as discussed further below.

Our mission is to help people in the communities we serve achieve health for life by delivering a patient-centered experience in a high performance environment of integrated care. We plan to grow our business by continually improving quality of care, transforming the delivery of care to a fee per episode basis, expanding services and strengthening the financial performance of our existing operations, and selectively acquiring other hospitals where we see an opportunity to improve operating performance and expand our mission. This business strategy is a framework for long-term success in an industry that is undergoing significant change, but we may continue to experience operating challenges in the short term until the general economy improves and our initiatives are fully implemented.

The Acquisitions

The Detroit Medical Center

Effective January 1, 2011, we purchased substantially all of the assets of DMC, which assets consist primarily of eight acute care and specialty hospitals in the Detroit, Michigan metropolitan area and related healthcare facilities. These eight hospitals are DMC Children’s Hospital of Michigan, DMC Detroit Receiving Hospital, DMC Harper University Hospital, DMC Huron Valley-Sinai Hospital, DMC Hutzel Women’s Hospital, DMC Rehabilitation Institute of Michigan, DMC Sinai-Grace Hospital and DMC Surgery Hospital, with a combined 1,734 licensed beds. We paid cash of $368.1 million to acquire the DMC assets using cash on hand ($4.8 million of this amount represented acquisition related expenses).

We acquired all of DMC’s assets (other than donor-restricted assets and certain other assets) and assumed all of its liabilities (other than its outstanding bonds, certain other debt and certain other liabilities). The assumed liabilities include a pension liability under a “frozen” defined benefit pension plan of DMC, which liability we anticipate that we will fund over 15 years after closing based upon current actuarial assumptions and estimates (which assumptions and estimates are subject to periodic adjustment). We also committed to spend $350.0 million during the five years subsequent to closing for the routine capital needs of the DMC facilities and an additional $500.0 million in capital expenditures during this same five-year period, which latter amount relates to a specific project list agreed to between the DMC board of representatives and us. To collateralize this commitment, concurrent with the closing of the transaction, we placed into escrow for the benefit of DMC a warrant certificate representing warrants in respect of 400,000 shares of our common stock (the “Warrant Shares”). In May 2011, we replaced the Warrant Shares with our contingent unsecured subordinated promissory note payable to the legacy DMC entity in the principal amount of $500.0 million to collateralize the $500.0 million specified project capital commitment, as permitted by our purchase agreement relating to DMC. The principal amount of the promissory note is reduced as we expend capital or escrow cash related to this capital commitment.

The Resurrection Facilities

On August 1, 2010, we completed the purchase of Westlake Hospital and West Suburban Medical Center (the “Resurrection Facilities”) in the western suburbs of Chicago, Illinois, from Resurrection Health Care for a purchase price of approximately $45.3 million, which was funded with cash on hand. Westlake Hospital is a 225-bed acute care facility located in Melrose Park, Illinois, and West Suburban Medical Center is a 233-bed acute care facility located in Oak Park, Illinois. Both of these facilities are located less than seven miles from our MacNeal Hospital and will enable us to achieve a greater market presence in the western suburban area of Chicago. As part of this purchase, we acquired substantially all of the assets (other than cash on hand and certain other current assets) and assumed certain liabilities of these hospitals. We expect that our acquisition of these hospitals will enable us to gain market efficiencies in these suburban Chicago communities by centralizing administrative functions and reclaiming a percentage of the current outmigration of healthcare services to other Chicago providers.

Arizona Heart Hospital and Arizona Heart Institute

During October 2010, we completed the purchase of certain assets and liabilities of the 59-bed Arizona Heart Hospital and of the Arizona Heart Institute, both located in Phoenix, Arizona, for an aggregate purchase price of approximately $39.0 million, which was funded with cash on hand. We expect these acquisitions to provide a base upon which to expand a market-wide cardiology service strategy within the communities of metropolitan Phoenix that we serve.

Operating Environment

We believe that the operating environment for hospital operators continues to evolve, which presents both challenges and opportunities for us. In order to remain competitive in the markets we serve, we must transform our operating strategies to not only accommodate changing environmental factors but to make them operating advantages for us relative to our peers. These factors will require continued focus on quality of care initiatives. As consumers become more involved in their healthcare decisions, we believe perceived quality of care will become an even greater factor in determining where physicians choose to practice and where patients choose to receive care. Our ability to demonstrate quality of care will also impact our Medicare reimbursement in future periods. The changes to the healthcare landscape that have begun or that we expect to begin in the immediate future are outlined below.

Payer Mix Shifts

During fiscal 2011 compared to the prior year period, we provided more healthcare services to patients who were uninsured or had coverage under Medicaid or managed Medicaid programs and provided fewer healthcare services to patients who had commercial managed care coverage, a trend that began during fiscal year 2010. Much of this shift resulted from general economic weakness in the markets we serve. As individuals lost their coverage under employer-sponsored managed care plans, many became eligible for state Medicaid or managed Medicaid programs or else became uninsured. We are uncertain how long the economic weakness will continue, but believe that conditions may not improve significantly during fiscal 2012. A portion of this increase also resulted from our acquisition of DMC, which provides a greater percentage of services to Medicaid patients than the average of our other facilities.

Health Reform Law

The provisions included in The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the “Health Reform Law”), enacted in calendar 2010 include, among other things, increased access to health benefits for a significant number of uninsured individuals through the creation of health exchanges and expanded Medicaid programs; reductions in future Medicare reimbursement including market basket and disproportionate share payment decreases; development of a payment bundling pilot program and similar programs to promote accountability and coordination of care; continued efforts to tie reimbursement to quality of care, including penalties for excessive readmissions and hospital-acquired conditions; and changes to premiums paid and the establishment of profit restrictions on Medicare managed care plans and exchange insurance plans. We are unable to predict how the Health Reform Law will impact our future financial position, operating results or cash flows, but we have begun the process of transforming our delivery of care to adapt to the changes from the Health Reform Law that will be transitioned during the next several years.

Physician Alignment

Our ability to attract skilled physicians to our hospitals is critical to our success. Coordination of care and alignment of care strategies between hospitals and physicians will become more critical as reimbursement becomes more episode-based. During fiscal year 2010, we added 70 employed physicians to our physician network (net of physicians who left our network). During fiscal year 2011, we added over 200 additional employed physicians including those from our fiscal year 2011 acquisitions. Our acquisitions of the Arizona Heart Institute and a cardiology group in San Antonio represented important steps in our physician alignment process. We have invested heavily in the infrastructure necessary to coordinate our physician alignment strategies and manage our physician operations. Our hospitalist employment strategy is a key element in coordination of patient-centered care. Because these initiatives require significant upfront investment and may take years to fully implement, our operating results and cash flows could be negatively impacted during the short-term.

Cost pressures

In order to demonstrate a highly reliable environment of care, we must hire and retain nurses who share our ideals and beliefs and who have access to the training necessary to implement our clinical quality initiatives. While the national nursing shortage has abated somewhat during the past two years as a result of general economic weakness, the nursing workforce remains volatile. As a result, we expect continuing pressures on nursing salaries and benefits costs. These pressures include higher than normal base wage increases, demands for flexible working hours and other increased benefits, and higher nurse to patient ratios necessary to improve quality of care. We have implemented multiple initiatives to stabilize our nursing workforce, including a nurse leadership professional practice model and employee engagement strategies. We experienced a decrease in nursing voluntary turnover from approximately 12% during the year ended June 30, 2009 to 10% during the year ended June 30, 2010 and this ratio remained relatively flat during fiscal 2011. During fiscal year 2010, we achieved the 72nd percentile for employee engagement within the Gallup Organization Employee Engagement Database. The Gallup score for same hospital facilities for fiscal year 2011 was the 67th percentile for employee engagement. Despite a slight decrease in fiscal 2011, these results reflect progress towards both achieving stability in our nursing workforce and improving employee engagement since we began monitoring employee engagement during fiscal year 2008, our baseline year. Inflationary pressures and technological advancements continue to drive supply costs higher. We have implemented multiple supply chain initiatives, including consolidation of low-priced vendors, establishment of value analysis teams, stricter adherence to pharmacy formularies and coordination of care efforts with physicians to reduce physician preference items, but we are uncertain if we can sustain these reductions in future periods.

Implementation of our Clinical Quality Initiatives

The integral component of each of the challenge areas previously discussed is quality of care. We have implemented many of our expanded clinical quality initiatives and are in the process of implementing several others. These initiatives include monthly review of the 46 Centers for Medicare and Medicaid Services (“CMS”) quality indicators in place for federal fiscal year 2011, rapid response teams, mock Joint Commission surveys, hourly nursing rounds, our nurse leadership professional practice model, alignment of hospital management incentive compensation with quality performance indicators, and the formation of Physician Advisory Councils at our hospitals to align the quality goals of our hospitals with those of the physicians who practice in our hospitals.

Sources of Revenues

Hospital revenues depend upon inpatient occupancy levels, the medical and ancillary services ordered by physicians and provided to patients, the volume of outpatient procedures, and the charges or payment rates for such services. Reimbursement rates for inpatient services vary significantly depending on the type of payer, the type of service (e.g., acute care, intensive care or subacute) and the geographic location of the hospital. Inpatient occupancy levels fluctuate for various reasons, many of which are beyond our control.

We receive payment for patient services from:

•	the federal government, primarily under the Medicare program;

•	state Medicaid programs;

•	health maintenance organizations, preferred provider organizations, managed Medicare providers, managed Medicaid providers and other private insurers; and

•	individual patients.

The following table sets forth the percentages of net patient revenues by payer for the years ended June 30, 2009, 2010 and 2011.

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009(1)	2010(1)	2011(1)
Medicare	25.3%	25.5%	25.7%
Medicaid	7.9%	7.4%	12.0%
Managed Medicare	14.1%	14.8%	11.8%
Managed Medicaid	8.8%	9.5%	9.4%
Managed care	34.7%	34.9%	31.8%
Self pay	8.3%	6.8%	8.4%
Other	0.9%	1.1%	0.9%

Total	100.0%	100.0%	100.0%

(1)	The table above excludes the impact of the reclassification of the provision for doubtful accounts from operating expenses to revenue deductions. We estimate that self-pay net revenues would decrease to approximately 1.0% of total net revenues for each respective period with Medicare, Managed Medicare and Managed care payer classes comprising the majority of the offsetting increases as a percentage of total net patient revenues if the reclassification of the provision for doubtful accounts was presented above.

See “Item 1. Business—Sources of Revenues” included elsewhere in this report for a description of the types of payments we receive for services provided to patients enrolled in the traditional Medicare plan (both for inpatient and outpatient services), managed Medicare plans, Medicaid plans, managed Medicaid plans and managed care plans. In that section, we also discuss the unique reimbursement features of the traditional Medicare plan, including disproportionate share, outlier cases and direct graduate and indirect medical education including the annual Medicare regulatory updates published by CMS in August 2011 that impact reimbursement rates under the plan for services provided during the federal fiscal year beginning October 1, 2011 and the impact of the Health Reform Law on these reimbursements.

Volumes by Payer

During the year ended June 30, 2011 compared to the year ended June 30, 2010, discharges increased 32.9% and adjusted discharges increased 36.7%. On a same hospital basis, discharges decreased by 0.3%, while adjusted discharges increased 2.4%. The following table provides details of discharges by payer for the years ended June 30, 2009, 2010 and 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Year ended June 30,
	2009		2010		2011
Medicare	45,516	27.1%	46,385	27.5%	64,320	28.7%
Medicaid (a)	17,068	10.2%	14,867	8.8%	23,783	10.6%
Managed Medicare	26,925	16.0%	27,393	16.3%	31,984	14.3%
Managed Medicaid	23,185	13.8%	25,717	15.3%	36,670	16.4%
Managed care	48,977	29.2%	45,152	26.8%	53,527	23.9%
Self pay (a)	5,650	3.4%	8,168	4.9%	12,459	5.6%
Other	559	0.3%	688	0.4%	1,050	0.5%

Total	167,880	100.0%	168,370	100.0%	223,793	100.0%

(a)	Medicaid and self pay discharges were impacted by the change in our Medicaid pending policy in our Illinois hospitals effective April 1, 2009 and in our other hospitals effective July 1, 2009. Absent the impact of the Medicaid pending policy changes, Medicaid discharges would have been 17,235 and 17,584 for the years ended June 30, 2009 and 2010, respectively, while self pay discharges would have been 5,483 and 5,451 for the years ended June 30, 2009 and 2010, respectively. Our Medicaid pending policy change had no comparative impact between the years ended June 30, 2010 and 2011.

Payer Reimbursement Trends

In addition to the volume factors described above, patient mix, acuity factors and pricing trends affect our patient service revenues. Net patient revenue per adjusted discharge on a same hospital basis was $7,775, $7,893 and $7,950 for the years ended June 30, 2009, 2010 and 2011, respectively. Growth in this ratio continues to be limited by the payer mix shifts we have experienced during the past twelve months. A greater percentage of our discharges during the year ended June 30, 2011 were attributable to patients who had Medicaid coverage or were uninsured as opposed to those with managed care coverage compared to the year ended June 30, 2010. We typically receive lower reimbursement for the same services provided to patients covered by Medicaid, whether under such traditional or managed programs, than those provided to patients with commercial managed care coverage.

Accounts Receivable Collection Risks Leading to Increased Bad Debts

Similar to other companies in the hospital industry, we face continued pressures in collecting outstanding accounts receivable primarily due to volatility in the uninsured and underinsured populations in the markets we serve. The following table provides a summary of our accounts receivable payer class mix as of each respective period presented.

	September 30,	September 30,	September 30,	September 30,
June 30, 2010	0-90 days	91-180 days	Over 180 days	Total
Medicare	17.7%	0.4%	0.3%	18.4%
Medicaid	5.6%	0.6%	0.9%	7.1%
Managed Medicare	11.3%	0.7%	0.6%	12.6%
Managed Medicaid	7.4%	0.4%	0.3%	8.1%
Managed care	27.1%	1.9%	1.1%	30.1%
Self pay(1)	10.2%	3.1%	0.7%	14.0%
Self pay after primary(2)	2.5%	3.3%	0.8%	6.6%
Other	2.1%	0.6%	0.4%	3.1%

Total	83.9%	11.0%	5.1%	100.0%

	September 30,	September 30,	September 30,	September 30,
June 30, 2011	0-90 days	91-180 days	Over 180 days	Total
Medicare	15.8%	1.5%	1.0%	18.3%
Medicaid	6.1%	1.2%	1.6%	8.9%
Managed Medicare	6.9%	0.7%	0.5%	8.1%
Managed Medicaid	12.2%	1.7%	1.6%	15.5%
Managed care	21.0%	2.9%	1.6%	25.5%
Self pay(1)	10.5%	3.7%	1.5%	15.7%
Self pay after primary(2)	1.5%	2.2%	1.0%	4.7%
Other	1.9%	0.6%	0.8%	3.3%

Total	75.9%	14.5%	9.6%	100.0%

(1)	Includes uninsured patient accounts only.

(2)	Includes patient co-insurance and deductible amounts after payment has been received from the primary payer.

Our combined allowances for doubtful accounts, uninsured discounts and charity care covered 83.8% and 88.2% of combined self-pay and self-pay after primary accounts receivable as of June 30, 2010 and 2011, respectively. This ratio was 92.5% on a same hospital basis as of June 30, 2011.

The volume of self-pay accounts receivable remains sensitive to a combination of factors including price increases, acuity of services, higher levels of patient deductibles and co-insurance under managed care plans, economic factors and the increased difficulties of uninsured patients who do not qualify for charity care programs to pay for escalating healthcare costs. We have implemented policies and procedures designed to expedite upfront cash collections and promote repayment plans from our patients. However, we believe bad debts will remain a significant risk for us and the rest of the hospital industry in the near term.

Governmental and Managed Care Payer Reimbursement

Healthcare spending comprises a significant portion of total spending in the United States and has been growing at annual rates that exceed inflation, wage growth and gross national product. There is considerable pressure on governmental payers, managed Medicare/Medicaid payers and commercial managed care payers to control costs by either reducing or limiting increases in reimbursement to healthcare providers or limiting benefits to enrollees. The current weakness in the U.S. economy has magnified these pressures.

The demand for Medicaid coverage has increased during the past two years due to job losses that have left many individuals without health insurance. Medicaid remains the highest individual program cost for most states, including those in which we operate. To balance their budgets, many states, either directly or through their Medicaid or managed Medicaid programs, have and may further enact healthcare spending cuts or defer cash payments to healthcare providers to avoid raising taxes during periods of economic weakness.

The Governor of Arizona has signed the state’s fiscal 2012 budget legislation, which includes a 5% cut to provider reimbursement effective October 1, 2011, and a reduction of approximately 160,000 eligible Medicaid beneficiaries (including 100,000 childless adults) to be achieved over a twelve month period, beginning July 2011, through enrollment caps, attrition and more stringent eligibility requirements. Arizona had most recently reduced provider reimbursement by 5% in April 2011. These changes require CMS approval under the Health Reform Law. Arizona has received a waiver from CMS which eliminates Medicaid coverage for the estimated 100,000 childless adults and is currently awaiting approval on the remaining 60,000 eligible beneficiaries, which represent families with income levels that fall between 75% and 100% of the federal poverty level. Additionally, AHCCCS has proposed a gain sharing plan, the details of which have not been finalized, which would be implemented through an annual reconciliation process with the managed Medicaid health plans.

The American Recovery and Reinvestment Act enacted in 2009 set aside approximately $87 billion to provide additional Medicaid funding to states in the form of a temporary increase in the federal matching percentage (FMAP) until December 2010. In August 2010, the additional FMAP assistance was extended until June 30, 2011 with a transitional phase-out to occur from January 1, 2011 to June 30, 2011. Absent significant improvement in economic conditions, we expect that many of the states in which we operate will encounter additional budgetary issues now that the additional FMAP funding has expired and, similar to Arizona, may choose to reduce Medicaid reimbursements or limit eligibility for Medicaid coverage, which could have a material adverse impact on our results of operations and cash flows. During the year ended June 30, 2011, Medicaid and managed Medicaid programs accounted for more than 20% of our net patient revenues.

Managed care payers also face economic pressures during periods of economic weakness due to lower enrollment resulting from higher unemployment rates and the inability of individuals to afford private insurance coverage. These payers may respond to these challenges by reducing or limiting increases to healthcare provider reimbursement rates or reducing benefits to enrollees. During the year ended June 30, 2011, we recognized more than 30% of our net patient revenues from managed care payers.

If we do not receive increased payer reimbursement rates from governmental or managed care payers that cover the increasing cost of providing healthcare services to our patients or if governmental payers defer payments to our hospitals, our financial position, results of operations and cash flows could be materially adversely impacted.

Premium Revenues

We recognize premium revenues from our three health plans, PHP, AAHP and MHP. Premium revenues from these three plans increased $29.7 million or 3.5% during the year ended June 30, 2011 compared to the year ended June 30, 2010. PHP’s average membership increased to approximately 203,700 for the year ended June 30, 2011 compared to approximately 195,700 for the year ended June 30, 2010. PHP’s increase in revenues and membership during the year ended June 30, 2011 resulted from the increase in individuals eligible for AHCCCS coverage due to weakened economic conditions in Arizona.

As previously discussed, in response to the State of Arizona’s budget deficiency during its 2012 fiscal year, AHCCCS has reduced eligibility for coverage and is considering changes to its current contract with PHP that would negatively impact PHP’s current and future revenues. AHCCCS could still take further actions in the near term that could materially adversely impact our operating results and cash flows including further reimbursement rate cuts, enrollment reductions, capitation payment deferrals, covered services reductions or limitations or other steps to reduce program expenditures including cancelling PHP’s contract.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In preparing these financial statements, we make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses included in the financial statements. Management bases its estimates on historical experience and other available information, the results of which form the basis of the estimates and assumptions. We consider the following accounting policies to be critical because they involve highly subjective and complex assumptions and assessments, are subject to a great degree of fluctuation period over period and are the most critical to our operating performance.

Revenues, Revenue Deductions and Uncompensated Care

We recognize patient service revenues during the period the healthcare services are provided based upon estimated amounts due from payers. We record contractual adjustments to our gross charges to reflect expected reimbursement negotiated with or prescribed by third party payers. We estimate contractual adjustments and allowances based upon payment terms set forth in managed care health plan contracts and by federal and state regulations. For the majority of our patient service revenues, we apply contractual adjustments to patient accounts at the time of billing using specific payer contract terms entered into the accounts receivable systems, but in some cases we record an estimated allowance until payment is received. If our estimated contractual adjustments as a percentage of gross revenues were 1% higher for all insured accounts, our patient service revenues would have been reduced by approximately $81.0 million and $117.9 million for the years ended June 30, 2010 and 2011, respectively. We derive most of our patient service revenues from healthcare services provided to patients with Medicare (including managed Medicare plans) or managed care insurance coverage.

Services provided to Medicare patients are generally reimbursed at prospectively determined rates per diagnosis, while services provided to managed care patients are generally reimbursed based upon predetermined rates per diagnosis, per diem rates or discounted fee-for-service rates. Medicaid reimbursements vary by state. Other than Medicare, no individual payer represents more than 10% of our patient service revenues.

Medicare regulations and many of our managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided in our healthcare facilities. To obtain reimbursement for certain services under the Medicare program, we must submit annual cost reports and record estimates of amounts owed to or receivable from Medicare. These cost reports include complex calculations and estimates related to indirect medical education, disproportionate share payments, reimbursable Medicare bad debts and other items that are often subject to interpretation that could result in payments that differ from recorded estimates. We estimate amounts owed to or receivable from the Medicare program using the best information available and our interpretation of the applicable Medicare regulations. We include differences between original estimates and subsequent revisions to those estimates (including final cost report settlements) in our consolidated statements of operations in the period in which the revisions are made. Net adjustments for final third party settlements increased patient service revenues and income from continuing operations before income taxes by $8.0 million, $6.6 million and $7.3 million during the years ended June 30, 2009, 2010 and 2011, respectively. Additionally, updated regulations and contract negotiations with payers occur frequently, which necessitates continual review of revenue estimation processes by management. We believe that future adjustments to our current third party settlement estimates will not materially impact our results of operations, cash flows or financial position.

Effective for service dates on or after April 1, 2009, as a result of a state mandate, we implemented a new uninsured discount policy for those patients receiving services in our Illinois hospitals who had no insurance coverage and who did not otherwise qualify for charity care under our guidelines. Under this policy, we apply an uninsured discount (calculated as a standard percentage of gross charges) at the time of patient billing and include this discount as a reduction to patient service revenues. We implemented this same policy for our Phoenix and San Antonio hospitals effective for service dates on or after July 1, 2009. These discounts were approximately $215.7 million and $277.2 million for the years ended June 30, 2010 and 2011, respectively.

We do not pursue collection of amounts due from uninsured patients that qualify for charity care under our guidelines (currently those uninsured patients whose incomes are equal to or less than 200% of the current federal poverty guidelines set forth by the Department of Health and Human Services). We deduct charity care accounts from revenues when we determine that the account meets our charity care guidelines. We also provide discounts from billed charges and alternative payment structures for uninsured patients who do not qualify for charity care but meet certain other minimum income guidelines, primarily those uninsured patients with incomes between 200% and 500% of the federal poverty guidelines. During the fiscal years 2009 and 2010, a significant percentage of our charity care deductions represented services provided to undocumented aliens under the Section 1011 border funding reimbursement program. Border funding qualification ended in Texas during fiscal year 2009, ended in Illinois during fiscal year 2010, and qualification ended during our fiscal year 2011 in Arizona.

In the ordinary course of business, we provide services to patients who are financially unable to pay for hospital care. We include charity care as a revenue deduction measured by the value of our services, based on standard charges, to patients who qualify under our charity care policy (typically those who meet certain minimum income guidelines and do not otherwise qualify for reimbursement under a governmental program). The estimated cost incurred by us to provide these services to patients who qualify for charity care was approximately $25.9 million, $24.7 million and $34.3 million for the years ended June 30, 2009, 2010 and 2011, respectively. These estimates were determined using a ratio of cost to gross charges calculated from our most recently filed Medicare cost reports and applying that ratio to the gross charges associated with providing charity care for the period.

We record revenues related to the Provider Tax Assessment (“PTA”) programs, such as those in Illinois and Michigan, when the receipt of payment from the state entity is assured. For the Texas Upper Payment Limit (“UPL”) program we recognize revenues that offset the expenses associated with the provision of charity care when the services are provided. We recognize federal match revenues under the Texas UPL program when payments are assured.

We earned premium revenues of $678.0 million, $839.7 million and $869.4 million during the years ended June 30, 2009, 2010, 2011, respectively, from our health plans. Our health plans, PHP, AAHP and MHP, have agreements with AHCCCS, CMS and various health maintenance organizations (“HMOs”), respectively, to contract to provide medical services to subscribing participants. Under these agreements, our health plans receive monthly payments based on the number of HMO participants in MHP or the number and coverage type of members in PHP and AAHP. Our health plans recognize the payments as revenues in the month in which members are entitled to healthcare services with the exception of AAHP Medicare Part D reinsurance premiums and low income subsidy cost sharing premiums that are recorded as a liability to fund future healthcare costs or else repaid to CMS.

Our ability to collect the self-pay portions of our receivables is critical to our operating performance and cash flows. Our allowance for doubtful accounts was approximately 21.8% and 29.7% of accounts receivable, net of contractual discounts, as of June 30, 2010 and 2011, respectively. The primary collection risk relates to uninsured patient accounts and patient accounts for which primary insurance has paid but patient deductibles or co-insurance portions remain outstanding.

We estimate our allowance for doubtful accounts using a standard policy that reserves all accounts aged greater than 365 days subsequent to discharge date plus percentages of uninsured accounts and self-pay after insurance accounts less than 365 days old. We test our allowance for doubtful accounts policy quarterly using a hindsight calculation that utilizes write-off data for all payer classes during the previous twelve-month period to estimate the allowance for doubtful accounts at a point in time. We also supplement our analysis by comparing cash collections to net patient revenues and monitoring self-pay utilization. We adjust the standard percentages in our allowance for doubtful accounts reserve policy as necessary given changes in trends from these analyses or policy changes, such as the uninsured discount policy we implemented in Phoenix, San Antonio and Illinois. If our uninsured accounts receivable as of June 30, 2010 and 2011 were 1% higher, our provision for doubtful accounts would have increased by $0.7 million and $2.1 million, respectively. Significant changes in payer mix, business office operations, general economic conditions and healthcare coverage provided by federal or state governments or private insurers may have a significant impact on our estimates and significantly affect our liquidity, results of operations and cash flows.

Prior to the implementation of our new uninsured discount policy, we classified accounts pending Medicaid approval as Medicaid accounts in our accounts receivable aging report and recorded a contractual allowance for these accounts equal to the average Medicaid reimbursement rate for that specific state until qualification was confirmed at which time the account was netted in the aging. In the event an account did not successfully qualify for Medicaid coverage and did not meet our charity guidelines, the previously recorded Medicaid contractual adjustment remained a revenue deduction (similar to a self-pay discount), and the remaining net account balance was reclassified to uninsured status and subjected to our allowance for doubtful accounts policy. If accounts did not qualify for Medicaid coverage but did qualify as charity care, the contractual adjustments were reversed and the gross account balances was recorded as charity deductions.

Upon the implementation of our new uninsured discount policy, all uninsured accounts (including those pending Medicaid qualification) that do not qualify for charity care receive the standard uninsured discount. The balance of these accounts is subject to our allowance for doubtful accounts policy. For those accounts that subsequently qualify for Medicaid coverage, the uninsured discount is reversed and the account is reclassified to Medicaid accounts receivable with the appropriate contractual discount applied. Thus, the contractual allowance for Medicaid pending accounts is no longer necessary for those accounts subject to the uninsured discount policy. The following table provides the value of accounts pending Medicaid qualification, the balance successfully qualified for Medicaid coverage, the balance not qualified and transferred to uninsured status, the balance not qualified and transferred to charity and the percentage successfully qualified for Medicaid coverage during the respective fiscal years (dollars in millions).

	September 30,	September 30,
	Year ended June 30,
	2010	2011
Medicaid pending accounts receivable	$23.5	$63.7
Medicaid pending successfully qualified	$44.3	$151.9
Medicaid pending not qualified (uninsured)	$63.5	$78.3
Medicaid pending not qualified (charity)	$17.1	$52.5
Medicaid pending qualification success percentage	36%	54%

Because we require patient verification of coverage at the time of admission, reclassifications of Medicare or managed care accounts to self-pay, other than patient coinsurance or deductible amounts, occur infrequently and are not material to our financial statements. Additionally, the impact of these classification changes is further limited by our ability to identify any necessary classification changes prior to patient discharge or soon thereafter. Due to information system limitations, we are unable to quantify patient deductible and co-insurance receivables that are included in the primary payer classification in the accounts receivable aging report at any given point in time. When classification changes occur, the account balance remains aged from the patient discharge date.

Insurance Reserves

We have a self-insured medical plan for all of our employees. Claims are accrued under the self-insured plan as the incidents that gave rise to them occur. Unpaid claims accruals are based on the estimated ultimate cost of settlement, including claim settlement expenses, in accordance with an average lag time and historical experience.

Due to the nature of our operating environment, we are subject to professional and general liability and workers compensation claims and related lawsuits in the ordinary course of business. We maintain professional and general liability insurance with unrelated commercial insurance carriers to provide for losses up to $65.0 million in excess of our self-insured retention (such self-insured retention maintained through our captive insurance subsidiary and/or other of our subsidiaries) of $10.0 million through June 30, 2010 but increased to $15.0 million for the Illinois hospitals subsequent to June 30, 2010.

Through the period ended June 30, 2010, we insured our excess professional and general liability coverage under a retrospectively rated policy, and premiums under this policy were recorded at the minimum premium. We self-insure our workers compensation claims ranging from $0.6 million to $1.0 million per claim and purchase excess insurance coverage for claims exceeding the self-insured limits.

The following tables summarize our employee health, professional and general liability and workers compensation reserve balances (including the current portions of such reserves) as of June 30, 2008, 2009, 2010 and 2011 and claims loss and claims payment information during the years ended June 30, 2009, 2010 and 2011 (in millions).

	September 30,	September 30,	September 30,
	Employee Health	Professional and General Liability	Workers Compensation
Reserve balance:
June 30, 2008	$1.5	$74.3	$18.8
June 30, 2009	$13.4	$92.9	$18.2
June 30, 2010	$14.1	$91.8	$15.7
June 30, 2011	$30.6	$326.8	$32.1

Acquired balances and other:
Year ended June 30, 2011	$14.2	$227.9	$17.0

Current year provision for claims losses:
Year ended June 30, 2009	$93.2	$22.2	$7.8
Year ended June 30, 2010	$115.8	$26.4	$7.4
Year ended June 30, 2011	$169.3	$52.1	$11.0

Adjustments to prior year claims losses:
Year ended June 30, 2009	$(0.6)	$13.4	$(3.8)
Year ended June 30, 2010	$(1.5)	$8.4	$(5.1)
Year ended June 30, 2011	$(3.0)	$(5.4)	$(4.3)

Claims paid related to current year:
Year ended June 30, 2009	$79.8	$0.3	$1.6
Year ended June 30, 2010	$101.7	$1.1	$1.1
Year ended June 30, 2011	$144.8	$0.2	$2.1

Claims paid related to prior year:
Year ended June 30, 2009	$0.9	$16.7	$3.0
Year ended June 30, 2010	$11.9	$34.8	$3.7
Year ended June 30, 2011	$19.2	$39.4	$5.2

Our professional and general liability reserve as of June 30, 2011 was $326.8 million and was comprised of (1) estimated indemnity payments related to reported events (“case reserves”); (2) estimated indemnity payments related to incurred but not reported events (“IBNR”); and (3) estimated loss adjustment expenses representing an estimate of the direct settlement and litigation costs necessary to resolve outstanding claims, all on an undiscounted basis. Our accounting policy is to include estimates of case reserves, IBNR and direct settlement and litigation costs in our professional and general liability reserve. The IBNR portion of the reserve includes an estimate of losses expected to be covered by our excess insurance policies of approximately $22.4 million at June 30, 2011. We also had a receivable of approximately $22.4 million at June 30, 2011 for the expected reimbursement of these estimated excess coverage losses from third party insurance companies, reflected in prepaid expenses and other current assets on our condensed consolidated balance sheet. We enter into excess or reinsurance policies with insurance carriers whose financial strength ratings are “A-” or greater, as issued by A. M. Best Company, a credit rating organization that specializes in the insurance industry. We believe any recorded excess receivables from such insurance carriers would be collectible at such time that a reported event reached an excess layer.

Management uses information from its risk management incident reporting system, which contains claim-specific information obtained from its risk managers and external attorneys who review the claims, to estimate the appropriate case reserves based upon case-specific facts and circumstances. Case reserves are reduced as claim payments are made and are increased or decreased as our estimates regarding the expected amounts of future losses are revised based upon new information received about the incidents or developments in the cases. Once case reserves are finalized for a particular assessment period, incurred and paid loss information is stratified by coverage layers, accident years, reported years and the states in which our hospitals operate. Due to the significant variation in types of medical situations underlying the claims, the geographic jurisdiction of the claims and other claim-specific circumstances, we do not stratify claims data into any further homogenous groups. Our historical loss information, which includes actual claims payments and estimated remaining case reserves for all claims since our inception in 1997, is utilized to help develop IBNR estimates on a semi-annual basis along with industry data.

We consistently apply our processes for obtaining and analyzing loss data for our hospitals. We quickly integrate these same processes with respect to any hospitals we acquire. We estimate the average time between the claim incurred date and the claim settlement date to be approximately 4-5 years, but claims may be settled more quickly or less quickly than this average based upon the claim-specific circumstances and the jurisdiction of the case. Many reported events or claims included in our loss history never result in a payment by us and are closed much more quickly than this average. We generally pay settled claims less than 30 days after a settlement is reached, which results in our settled claims liability being less than 1% of our total professional and general liability reserve.

We use an actuary to assist us in the IBNR estimation process and the actuary’s conclusions serve as the basis for our periodic IBNR assessments. Our actuary applies multiple actuarial methods to our loss data to develop the best estimate of IBNR. These actuarial methods consider a combination of our actual historical losses and projected industry-based losses in differing weights for each policy period, estimates of unreported claims and adverse development for reported claims and the frequency, severity and lag-time to resolve claims. The IBNR analysis also considers actual and projected hospital statistical and census data, the number and risk-based ratings for covered physicians, retention levels for each policy period, tort reform legislation within each state in which we operate and other factors.

The development of professional and general liability reserve estimates includes multiple judgments and assumptions, including the significant amount of time between the occurrence giving rise to the claim and the ultimate resolution of the claim (the tail period), the severity of individual claims based upon circumstances specific to each claim, determinations of the appropriate weighting of Company-specific and industry data, projections of adverse developments on reported claims, and differences between actual and expected judicial outcomes. While we believe our rigorous and consistent risk management processes and industry knowledge, our extensive historical claims experience, and actuarial reports from our actuary enable us to reliably estimate our professional and general liability reserves, events may occur that could materially change our current estimates.

Our best estimate of professional and general liability and workers compensation IBNR utilizes statistical confidence levels that are below 75%. Using a higher statistical confidence level, while not permitted under United States GAAP, would increase the estimated reserve. The following table illustrates the sensitivity of the reserve estimates at 75% and 90% confidence levels (in millions).

	September 30,	September 30,
	Professional and General Liability	Workers Compensation
Reserve at June 30, 2010
As reported	$91.8	$15.7
With 75% confidence level	$105.7	$19.4
With 90% confidence level	$119.7	$22.8

Reserve at June 30, 2011
As reported	$326.8	$32.1
With 75% confidence level	$371.0	$36.4
With 90% confidence level	$469.6	$44.7

Our best estimate of employee health claims IBNR relies primarily upon payment lag data. If our estimate of the number of unpaid days of employee health claims expense changed by 5 days, our employee health IBNR estimate would change by approximately $2.9 million.

Health Plan Claims Reserves

During the years ended June 30, 2009, 2010 and 2011, health plan claims expense was $525.6 million, $665.8 million and $686.3 million, respectively, primarily representing medical claims of PHP. We estimate PHP’s reserve for medical claims using historical claims experience (including cost per member and payment lag time) and other actuarial data including number of members and certain member demographic information. The following table provides the health plan reserve balances as of June 30, 2009, 2010 and 2011 and health plan claims and payment information during the years ended June 30, 2009, 2010 and 2011, respectively (in millions).

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
Health plan reserves and settlements, beginning of year	$51.1	$117.6	$149.8
Current year provision for health plan claims	525.5	670.7	699.0
Current year adjustments to prior year health plan claims	0.1	(4.9)	(12.7)
Program settlement, capitation and other activity	19.3	31.0	(32.5)
Claims paid related to current year	(424.6)	(571.7)	(608.2)
Claims paid related to prior years	(53.8)	(92.9)	(80.5)

Health plan reserves and settlements, end of year	$117.6	$149.8	$114.9

The increases in reserves, claims losses and claims payments from 2009 to 2010 and from 2010 to 2011 were primarily due to the increase in PHP members during the periods as a result of the new AHCCCS contract that went into effect on October 1, 2008, the increased number of individuals eligible for participation in the AHCCCS program during each year and an additional PHP risk group subject to a settlement reconciliation during 2010. While management believes that its estimation methodology effectively captures trends in medical claims costs, actual payments could differ significantly from its estimates given changes in the healthcare cost structure or adverse experience. During the years ended June 30, 2009, 2010 and 2011, approximately $34.0 million, $42.8 million and $41.3 million, respectively, of accrued and paid claims for services provided to our health plan members by our hospitals and our other healthcare facilities were eliminated in consolidation. Our operating results and cash flows could be materially affected by increased or decreased utilization of our healthcare facilities by members in our health plans.

Income Taxes

We believe that our income tax provisions are accurate and supportable, but certain tax matters require interpretations of tax law that may be subject to future challenge and may not be upheld under tax audit. To reflect the possibility that all of our tax positions may not be sustained, we maintain tax reserves that are subject to adjustment as updated information becomes available or as circumstances change. We record the impact of tax reserve changes to our income tax provision in the period in which the additional information, including the progress of tax audits, is obtained.

We assess the realization of our deferred tax assets to determine whether an income tax valuation allowance is required. Based on all available evidence, both positive and negative, and the weight of that evidence to the extent such evidence can be objectively verified, we determine whether it is more likely than not that all or a portion of the deferred tax assets will be realized. The factors used in this determination include the following:

•	Cumulative losses in recent years;

•	Income/losses expected in future years;

•	Availability, or lack thereof, of taxable income in prior carryback periods that would limit realization of tax benefits;

•	Carryforward period associated with the deferred tax assets and liabilities; and

•	Prudent and feasible tax planning strategies.

In addition, financial forecasts used in determining the need for or amount of federal and state valuation allowances are subject to changes in underlying assumptions and fluctuations in market conditions that could significantly alter our recoverability analysis and thus have a material adverse effect on our consolidated financial condition, results of operations or cash flows. Effective July 1, 2007, we adopted the relevant guidance for accounting for uncertainty in income taxes. The following table provides a detailed rollforward of our net liability for uncertain tax positions for the years ended June 30, 2009, 2010 and 2011 (in millions).

September 30,
Balance at June 30, 2008	$5.3
Additions based on tax positions related to the current year	—
Additions for tax positions of prior years	—
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2009	5.0
Additions based on tax positions related to the current year	0.8
Additions for tax positions of prior years	6.1
Reductions for tax positions of prior years	—
Settlements	—

Balance at June 30, 2010	11.9
Additions based on tax positions related to the current year	0.9
Additions for tax positions of prior years	0.7
Reductions for tax positions of prior years	(0.3)
Settlements	—

Balance at June 30, 2011	$13.2

The provisions set forth in accounting for uncertain tax positions allow for the classification election of interest on an underpayment of income taxes, when the tax law requires interest to be paid, and penalties, when a tax position does not meet the minimum statutory threshold to avoid payment of penalties, in income taxes, interest expense or another appropriate expense classification based on the accounting policy election of the entity. We elected to continue our historical practice of classifying interest and penalties as a component of income tax expense. Of the $13.2 million total unrecognized tax benefits, $0.3 million of the balance as of June 30, 2011 would impact the effective tax rate if recognized.

Long-Lived Assets and Goodwill

Long-lived assets, including property, plant and equipment and amortizable intangible assets comprise a significant portion of our total assets. We evaluate the carrying value of long-lived assets when impairment indicators are present or when circumstances indicate that impairment may exist. When management believes impairment indicators may exist, projections of the undiscounted future cash flows associated with the use of and eventual disposition of long-lived assets held for use are prepared. If the projections indicate that the carrying values of the long-lived assets are not recoverable, we reduce the carrying values to fair value. In May 2009, we recorded a $6.2 million ($3.8 million net of taxes) impairment charge to write-down the value of a building that we currently lease to other healthcare service providers to fair value. For long-lived assets held for sale, we compare the carrying values to an estimate of fair value less selling costs to determine potential impairment. We test for impairment of long-lived assets at the lowest level for which cash flows are measurable. These impairment tests are heavily influenced by assumptions and estimates that are subject to change as additional information becomes available. Given the relatively few number of hospitals we own and the significant amounts of long-lived assets attributable to those hospitals, an impairment of the long-lived assets for even a single hospital could materially adversely impact our operating results or financial position.

Goodwill also represents a significant portion of our total assets. We review goodwill for impairment annually during our fourth fiscal quarter or more frequently if certain impairment indicators arise. We review goodwill at the reporting level unit, which is one level below an operating segment. We compare the carrying value of the net assets of each reporting unit to the net present value of estimated discounted future cash flows of the reporting unit. If the carrying value exceeds the net present value of estimated discounted future cash flows, an impairment indicator exists and an estimate of the impairment loss is calculated. The fair value calculation includes multiple assumptions and estimates, including the projected cash flows and discount rates applied. Changes in these assumptions and estimates could result in goodwill impairment that could materially adversely impact our financial position or results of operations.

During the first half of fiscal 2010 we re-assessed the operating results of our then-existing Illinois facilities and concluded that it was unlikely that previously projected cash flows for these hospitals would be achieved. We performed an interim goodwill impairment test during the quarter ended December 31, 2009 and, based upon revised projected cash flows, market participant data and appraisal information, we determined that the $43.1 million remaining goodwill related to this reporting unit was impaired. The $43.1 million ($31.8 million, net of taxes) non-cash impairment loss is included in our consolidated statement of operations for the year ended June 30, 2010.

Selected Operating Statistics

The following table sets forth certain operating statistics on a consolidated and same hospital basis for each of the periods presented. We have excluded eleven of our hospitals from the same hospital statistics for the year ended June 30, 2011. The eleven hospitals excluded from the same hospital statistics were all acquired in our fiscal year ended June 30, 2011.

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
CONSOLIDATED:
Number of hospitals at end of period	15	15	26
Licensed beds at end of period	4,135	4,135	6,201
Discharges (a)	167,880	168,370	223,793
Adjusted discharges (b)	288,807	295,702	404,178
Average length of stay (c)	4.23	4.17	4.37
Patient days (d)	709,952	701,265	977,879
Adjusted patient days (e)	1,221,345	1,231,604	1,766,085
Net patient revenue per adjusted discharge (f)	$7,775	$7,893	$8,889
Inpatient surgeries (g)	37,970	37,320	49,813
Outpatient surgeries (h)	76,378	75,969	98,875
Emergency room visits (i)	605,729	626,237	924,848
Occupancy rate (j)	47%	46%	43%
Member lives (k)	218,700	241,200	245,100
Health plan claims expense percentage (l)	77.5%	79.3%	78.9%

	September 30,	September 30,	September 30,
	Year ended June 30,
	2009	2010	2011
SAME HOSPITAL:
Number of hospitals at end of period	15	15	15
Licensed beds at end of period	4,135	4,135	3,950
Net patient service revenues (in millions)	$2,297.1	$2,384.7	$2,464.8
Discharges (a)	167,880	168,370	167,937
Adjusted discharges (b)	288,807	295,702	302,804
Average length of stay (c)	4.23	4.17	4.16
Patient days (d)	709,952	701,265	698,408
Adjusted patient days (e)	1,221,345	1,231,604	1,259,286
Net patient revenue per adjusted discharge (f)	$7,775	$7,893	$7,950
Inpatient surgeries (g)	37,970	37,320	35,679
Outpatient surgeries (h)	76,378	75,969	72,737
Emergency room visits (i)	605,729	626,237	663,745
Occupancy rate (j)	47%	46%	48%

(a)	Discharges represent the total number of patients discharged (in the facility for a period in excess of 23 hours) from our hospitals and is used by management and certain investors as a general measure of inpatient volumes.

(b)	Adjusted discharges is used by management and certain investors as a general measure of consolidated inpatient and outpatient volumes. Adjusted discharges is computed by multiplying discharges by the sum of gross inpatient revenues and gross outpatient revenues and then dividing the result by gross inpatient revenues.
(c)	Average length of stay represents the average number of days an admitted patient stays in our hospitals.

(d)	Patient days represent the number of days (calculated as overnight stays) our beds were occupied by patients during the periods.

(e)	Adjusted patient days represent actual patient days adjusted to include outpatient services by multiplying actual patient days by the sum of gross inpatient revenues and outpatient revenues and dividing the result by gross inpatient revenues.

(f)	Net revenue per adjusted discharge is calculated by dividing net patient revenues by adjusted discharges and measures the average net payment expected to be received for an episode of service provided to a patient.

(g)	Inpatient surgeries represent the number of surgeries performed in our hospitals where overnight stays are necessary.

(h)	Outpatient surgeries represent the number of surgeries performed at hospitals or ambulatory surgery centers on an outpatient basis (patient overnight stay not necessary).

(i)	Emergency room visits represent the number of patient visits to a hospital emergency room where treatment is received, regardless of whether an overnight stay is subsequently required.

(j)	Occupancy rate represents the percentage of hospital licensed beds occupied by patients. Occupancy rate provides a measure of the utilization of inpatient beds.

(k)	Member lives represent the total number of members in PHP, AAHP and MHP as of the end of the respective period.

(l)	Health plan claims expense percentage is calculated by dividing health plan claims expense by premium revenues.

Results of Operations

The following table presents summaries of our operating results for the years ended June 30, 2009, 2010 and 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,	September 30,
	Year ended June 30,
	2009		2010		2011
	(Dollars in millions)
Patient service revenues, net	$2,297.1	77.2%	$2,384.7	74.0%	$3,724.2	81.1%
Premium revenues	678.0	22.8%	839.7	26.0%	869.4	18.9%

Total revenues	2,975.1	100.0%	3,224.4	100.0%	4,593.6	100.0%

Costs and expenses:
Salaries and benefits (includes stock compensation of $4.4, $4.2 and $4.8, respectively)	1,233.8	41.5%	1,296.2	40.2%	2,020.4	44.0%
Health plan claims expense	525.6	17.7%	665.8	20.6%	686.3	14.9%
Supplies	455.5	15.3%	456.1	14.1%	669.9	14.6%
Other operating expenses	461.9	15.5%	483.9	15.0%	798.8	17.4%
Depreciation and amortization	128.9	4.3%	139.6	4.3%	193.8	4.2%
Interest, net	111.6	3.8%	115.5	3.6%	171.2	3.7%
Monitoring fees and expenses	5.2	0.2%	5.1	0.2%	31.3	0.7%
Acquisition related expenses	—	0.0%	3.1	0.1%	12.5	0.3%
Impairment and restructuring charges	6.2	0.2%	43.1	1.3%	6.0	0.1%
Debt extinguishment costs	—	0.0%	73.5	2.3%	—	0.0%
Other	(2.5)	(0.1)%	0.9	0.0%	(4.5)	(0.1)%

Income (loss) from continuing operations before income taxes	48.9	1.6%	(58.4)	(1.8)%	7.9	0.2%
Income tax benefit (expense)	(16.8)	(0.6)%	13.8	0.4%	(9.3)	(0.2)%

Income (loss) from continuing operations	32.1	1.0%	(44.6)	(1.4)%	(1.4)	0.0%
Loss from discontinued operations net of taxes	(0.3)	(0.0)%	(1.7)	(0.1)%	(5.9)	(0.1)%

Net income (loss)	31.8	1.0%	(46.3)	(1.4)%	(7.3)	(0.1)%
Less: Net income attributable to non-controlling interests	(3.2)	(0.1)%	(2.9)	(0.1)%	(3.6)	(0.1)%

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$28.6	1.0%	$(49.2)	(1.5)%	$(10.9)	(0.2)%

We retrospectively reclassified the provision for doubtful accounts in our consolidated statement of operations from an operating expense to a deduction from patient service revenue (net of contractual adjustments and discounts). These retrospective reclassifications were $210.3 million, $152.5 million and $302.3 million for the years ended June 30, 2009, 2010 and 2011, respectively. The reclassifications reduce patient service revenues, net and total revenues and reduce total costs and expenses; as such the following comparative analytics have been updated to reflect this retrospective reclassification for the periods presented below.

Year ended June 30, 2011 compared to Year ended June 30, 2010

Revenues. Total revenues increased 42.5% during the current year compared to the prior year. Patient service revenues, net increased $1,339.5 million, or 56.2%, during the current year. The primary reason for this increase is the result of acquisitions, including the Resurrection Facilities on August 1, 2010 and DMC on January 1, 2011. On a same hospital basis, patient service revenues, net increased $80.1 million, or 3.4%, during the year ended June 30, 2011.

Health plan premium revenues increased $29.7 million, or 3.5%, during the current year as a result of increased PHP enrollment. Average enrollment at PHP was approximately 203,700 during the year ended June 30, 2011, an increase of 4.1% compared to the prior year. The increasingly challenging economic conditions in Arizona since the prior year resulted in more individuals becoming eligible for AHCCCS coverage. Enrollment in our other two health plans was substantially unchanged as of June 30, 2011 compared to June 30, 2010.

Discharges, adjusted discharges and emergency room visits increased 32.9%, 36.7% and 47.7%, respectively, during the current year compared to the prior year, while total surgeries increased by 31.2% during the current year. On a same hospital basis, adjusted discharges and emergency room visits increased 2.4% and 6.0%, respectively, during the current year compared to the prior year, while discharges and total surgeries decreased by 0.3% and 4.3%, respectively. General economic weakness in the United States economy continues to impact demand for elective surgical procedures. Net patient revenue per adjusted discharge on a same hospital basis increased 0.7% during the current year. The low growth rate during 2011 was primarily attributable to a shift from higher-paying managed care volumes to lower-paying Medicaid and Managed Medicaid volumes. We continue to face volume and pricing pressures as a result of continuing economic weakness in the communities our hospitals serve, state efforts to reduce Medicaid program expenditures and intense competition for limited physician and nursing resources, among other factors. We expect the average population growth in the markets we serve to remain generally high in the long-term. As these populations increase and grow older, we believe that our clinical quality initiatives will improve our competitive position in those markets. However, these growth opportunities may not overcome the current industry and market challenges in the short-term.

We continue to implement multiple initiatives to transform our company’s operations to prepare for the future changes we expect to occur in the healthcare industry. This transformation process is built upon providing positive experiences for our patients and their families through clinical excellence, aligning nursing and physician interests to provide coordination of care and improving healthcare delivery efficiencies to provide quality outcomes without overutilization of resources. The success of these initiatives will determine our ability to increase revenues from our existing operations and to increase revenues through acquisitions of other hospitals.

Costs and expenses. Total costs and expenses from continuing operations, exclusive of income taxes, were $4,585.7 million, or 99.8%, of total revenues during the current year, compared to 101.8% during the prior year. The prior year measure was negatively impacted by the goodwill impairment loss related to our Illinois hospitals recognized in December 2009 and by debt extinguishment costs incurred to complete our refinancing finalized in January 2010 as further discussed in “Liquidity and Capital Resources” and presented elsewhere in this report. The current year measure was negatively impacted by the approximately $31.3 million in monitoring fees and expenses that include the termination of a transaction and monitoring agreement with our equity sponsors. Many year over year comparisons of individual cost and expense items as a percentage of total revenues, with the exception of health plan related premium revenues and claims expense, were significantly impacted by the acquisitions during the year ended June 30, 2011, as previously discussed. Salaries and benefits, health plan claims, supplies and provision for doubtful accounts represent the most significant of our normal costs and expenses and those typically subject to the greatest level of fluctuation year over year.

• Salaries and benefits. Salaries and benefits as a percentage of total revenues increased to 44.0% during the current year compared to 40.2% for the prior year. On a same hospital basis, salaries and benefits as a percentage of total revenues was 40.0% during the current year. We continue to employ more physicians to support the communities our hospitals serve and have made significant investments in clinical quality initiatives that required additional human resources during the year ended June 30, 2011, compared to the prior year. For the acute care services operating segment, salaries and benefits as a percentage of patient service revenues, net was 52.6% during the current year compared to 51.8% during the prior year. As of June 30, 2011, we had approximately 38,600 full-time and part-time employees compared to approximately 20,100 as of June 30, 2010. On a same hospital basis, including corporate and regional employees, the number of full-time and part-time employees increased approximately 1.3% when compared to the prior year. We have been successful in limiting contract labor utilization as a result of our investments in clinical quality and nurse leadership initiatives. Our contract labor expense as a percentage of net patient service revenues continued its downward trend to 1.2% for the year ended June 30, 2011 compared to 1.3% for the prior year.

• Health plan claims. Health plan claims expense as a percentage of premium revenues decreased to 78.9% during the current year compared to 79.3% during the prior year. As enrollment increases, this ratio becomes especially sensitive to the mix of members, including covered groups based upon age and gender and county of residence. AHCCCS also implemented limits on profitability for certain member groups during the prior contract year, which negatively impacted this ratio, while lower utilization of healthcare services by members positively impacted this ratio. In addition, the increased PHP revenues diluted the impact of the third party administrator revenues at MHP that have no corresponding health plan claims expense. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $41.3 million, or 5.7% of gross health plan claims expense, were eliminated in consolidation during the current year.

• Supplies. Supplies as a percentage of acute care services segment revenues decreased to 17.8% during the current year compared to 18.8% during the prior year. This ratio was positively impacted by the continued reduction in surgeries between the current and prior years. We continued our focus on supply chain efficiencies including reduction in physician commodity variation and improved pharmacy formulary management during the current year. Outside of the continued reduction in surgeries, our ability to reduce this ratio in future years may be limited because our growth strategies include expansion of higher acuity services and due to inflationary pressures on medical supplies and pharmaceuticals.

Other operating expenses. Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues increased to 17.4% during the current year compared to 15.0% during the prior year primarily as a result of increased purchased services related to our fiscal 2011 acquisitions.

Other. Depreciation and amortization increased by $54.2 million year over year as a result of our capital improvement and expansion initiatives and the acquisitions, inclusive of the Resurrection Facilities and DMC. Net interest increased by $55.7 million year over year as a result of the issuance of the Add-on Notes in July 2010 and the 2011 Senior Notes and 2011 Discount Notes in January 2011, as discussed more thoroughly in the “Liquidity and Capital Resources” section of this report. We incurred $12.5 million of acquisition-related expenses during the current year. We also incurred $5.1 million of restructuring charges during the current year related to the elimination of approximately 40 positions for the realignment of certain corporate services.

Income taxes. Our effective tax rate was approximately 118.1% during the year ended June 30, 2011 compared to 23.6% during the prior year. The effective rate was higher in the current year due to the non-deductibility of certain components of monitoring fees and expenses and an increase in the valuation allowance associated with state net operating loss carryforwards. The effective rate was lower during the prior year due to the fact that a considerable portion of the goodwill impairment loss related to our Illinois hospitals reporting unit, as previously discussed, was non-deductible for tax purposes.

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders. Net loss attributable to Vanguard stockholders was $10.9 million and $49.2 million for the years ended June 30, 2011 and 2010, respectively. In addition to changes to our core business due to acquisitions in the current year, this change resulted from the goodwill impairment loss and the debt extinguishment costs recognized during the prior year.

Year ended June 30, 2010 compared to Year ended June 30, 2009

Revenues. Total revenues increased 8.4% during the year ended June 30, 2010 compared to the prior year. Patient service revenues, net increased $87.6 million, or 3.8%, during the year ended June 30, 2010. This small increase relative to the prior year was primarily due to the implementation of our uninsured discount policy in our Illinois hospitals effective April 1, 2009 and in our Phoenix and San Antonio hospitals effective July 1, 2009 combined with the concurrent change to our Medicaid pending policy previously discussed. During the year ended June 30, 2010, we recognized $215.7 million of uninsured discount revenue deductions, $128.7 million of which would have otherwise been included in revenues and subjected to our allowance for doubtful accounts policy had the uninsured discount policy not been implemented at these hospitals. Health plan premium revenues increased $161.7 million during the year ended June 30, 2010 as a result of increased PHP enrollment. Average enrollment at PHP was 195,671 during the year ended June 30, 2010, an increase of 30.0% compared to the prior year. More challenging economic conditions in Arizona since the prior year resulted in more individuals becoming eligible for AHCCCS coverage. Enrollment in our other two health plans decreased 6.4% year over year.

Discharges, adjusted discharges and emergency room visits increased 0.3%, 2.4% and 3.4%, respectively, during the year ended June 30, 2010 compared to the prior year, while total surgeries decreased by 0.9% during the year ended June 30, 2010. Two new competitor hospitals in San Antonio opened in March 2009 and July 2009, which negatively impacted volumes in certain of our San Antonio hospitals during the year ended June 30, 2010.

Costs and expenses. Total costs and expenses from continuing operations, exclusive of income taxes, were $3,282.8 million, or 101.8% of total revenues, during the year ended June 30, 2010, compared to 98.4% during the prior year. The fiscal 2010 measure was negatively impacted by the goodwill impairment loss related to our Illinois hospitals recognized in December 2009 and by debt extinguishment costs incurred to complete our refinancing finalized in January 2010 as further discussed in “Liquidity and Capital Resources” and presented elsewhere in this report. Many year over year comparisons of individual cost and expense items as a percentage of total revenues, particularly for health plan claims expense and the provision for doubtful accounts, were impacted by the significant growth in health plan premium revenues and the uninsured discount and Medicaid pending policy changes previously discussed. Salaries and benefits, health plan claims, supplies and provision for doubtful accounts represent the most significant of our normal costs and expenses and those typically subject to the greatest level of fluctuation year over year.

• Salaries and benefits. Salaries and benefits as a percentage of total revenues was not significantly different year over year. This ratio was positively impacted by the significant increase in premium revenues, which utilize a much lower percentage of salaries and benefits than acute care services, during the year ended June 30, 2010 compared to the prior year. For the acute care services operating segment, salaries and benefits as a percentage of patient service revenues, net was 51.8% during the year ended June 30, 2010 compared to 51.4% during the prior year. This increase was negatively impacted by the adoption of our uninsured discount and Medicaid pending policies, as previously discussed. We employed more physicians to support the communities our hospitals serve and made significant investments in clinical quality initiatives that require additional human resources in the short-term. As of June 30, 2010, we had approximately 20,100 full-time and part-time employees compared to approximately 19,200 as of June 30, 2009. We were successful in limiting contract labor utilization as a result of our investments in clinical quality and nurse leadership initiatives. Our contract labor expense as a percentage of patient service revenues, net was 1.3% for the year ended June 30, 2010, compared to 2.9% for the prior year.

• Health plan claims. Health plan claims expense as a percentage of premium revenues increased to 79.3% during the year ended June 30, 2010, compared to 77.5% during the prior year. As enrollment increases, this ratio becomes especially sensitive to the mix of members, including covered groups based upon age and gender and county of residence. AHCCCS also implemented limits on profitability for certain member groups during the current contract year, which negatively impacted this ratio. In addition, the increased PHP revenues diluted the impact of the third party administrator revenues at MHP that have no corresponding health plan claims expense. Revenues and expenses between the health plans and our hospitals and related outpatient service providers of approximately $42.8 million, or 6.0% of gross health plan claims expense, were eliminated in consolidation during the year ended June 30, 2010.

• Supplies. Supplies as a percentage of acute care services segment revenues decreased to 18.8% during the year ended June 30, 2010, compared to 19.5% during the prior year. This ratio would have reflected a greater improvement during 2010 absent the impact to patient service revenues, net of the changes to our uninsured discount and Medicaid pending policies previously discussed. We successfully implemented supply chain efficiencies including reduction in physician commodity variation and improved pharmacy formulary management during the year ended June 30, 2010.

Other operating expenses. Other operating expenses include, among others, purchased services, insurance, non-income taxes, rents and leases, repairs and maintenance and utilities. Other operating expenses as a percentage of total revenues decreased to 15.0% during the year ended June 30, 2010, compared to 15.5% during the prior year. The improvement would have been greater absent the adoption of our uninsured discount and Medicaid pending policies, as previously discussed. In addition, the decrease was also the result of $11.9 million of additional insurance expense recognized during the prior year related to a significant professional liability verdict against one of our hospitals. We initially appealed this verdict, but during the year end June 30, 2010 we settled this case and paid the settlement amount.

Other. Depreciation and amortization increased by $10.7 million year over year as a result of our capital improvement and expansion initiatives. Net interest increased slightly year over year. We recorded a goodwill impairment loss of $43.1 million ($31.8 million, net of taxes) related to our Illinois hospitals during the year ended June 30, 2010, based upon an interim goodwill impairment test completed in December 2009. In connection with the Refinancing, we recorded debt extinguishment costs of $73.5 million ($45.6 million, net of taxes) during the year ended June 30, 2010.

Income taxes. Our effective tax rate was approximately 23.6% during the year ended June 30, 2010, compared to 34.4% during the prior year. The effective rate was lower during the year ended June 30, 2010 due to the fact that a considerable portion of the goodwill impairment loss related to our Illinois hospitals reporting unit, as previously discussed, was non-deductible for tax purposes.

Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders. Net loss attributable to Vanguard stockholders was $49.2 million during the year ended June 30, 2010, compared to net income attributable to Vanguard Health Systems, Inc. stockholders of $28.6 million during the prior year. This change resulted primarily from the goodwill impairment loss and the debt extinguishment costs recognized during the current year.

Liquidity and Capital Resources

Operating Activities

As of June 30, 2011 we had working capital of $334.2 million, including cash and cash equivalents of $936.6 million, of which $417.6 million was committed for the partial redemption of the 2011 Discount Notes. Working capital at June 30, 2010 was $105.0 million. Cash provided by operating activities decreased $38.6 million during the year ended June 30, 2011 compared to the prior year. Current year operating cash flows were negatively impacted by the buildup of working capital at Arizona Heart Hospital and $71.9 million of higher interest and income tax payments during the current year compared to the prior year. Interest payments were higher primarily due to the increased debt resulting from our refinancing in January 2010 and the addition of the Add-on Notes in July 2010. Consolidated net days revenues in accounts receivable decreased from 41 days at June 30, 2010 to 39 days at June 30, 2011. Same hospital net days revenues in accounts receivable was 42 days at June 30, 2011.

Investing Activities

Cash flows used in investing activities increased from $156.5 million during the year ended June 30, 2010 to $544.9 million during the year ended June 30, 2011, primarily as a result of the cash paid for acquisitions, including the acquisitions of the Resurrection facilities in August 2010, Arizona Heart Hospital and Arizona Heart Institute in October 2010 and The Detroit Medical Center in January 2011 (funded in December 2010). Capital expenditures increased $50.6 million during the current year period compared to the prior year period. This increase in capital expenditures primarily relates to the construction of a replacement hospital in San Antonio, which was completed during the fourth quarter of fiscal 2011, and the capital expenditures for our newly acquired facilities. Cash used in investing activities was reduced by the net proceeds from the sale of investments in securities for $129.0 million during the year ended June 30, 2011.

Financing Activities

Cash flows from financing activities increased by $1,156.6 million during the year ended June 30, 2011 compared to the year ended June 30, 2010 primarily due to the approximately $1,011.2 million cash proceeds from our issuance of the Add-on Notes in July 2010 and the issuance of the 2011 Senior Notes and 2011 Discount Notes in January 2011, as discussed below. We also paid a $447.2 million cash dividend to Vanguard equity holders in January 2011 and recorded net proceeds from our initial public offering in June 2011 of $417.6 million. As of June 30, 2011, we had outstanding $2,787.6 million in aggregate indebtedness.

On July 14, 2010, we issued $225.0 million aggregate principal amount of 8.0% Add-on Notes, which were guaranteed on a senior unsecured basis by Vanguard, Vanguard Health Holding Company I, LLC and certain restricted subsidiaries of Vanguard Health Holding Company II, LLC. The Add-on Notes were issued under the indenture governing the 8.0% Notes that we issued on January 29, 2010 as part of the comprehensive refinancing of our debt. The Add-on Notes were issued at an offering price of 96.25% plus accrued interest, if any, from January 29, 2010. The proceeds from the Add-on Notes were used to finance, in part, our acquisition of substantially all the assets of DMC and to pay fees and expenses incurred in connection with the acquisition.

On January 26, 2011, we issued an aggregate principal amount of $350.0 million of senior notes due 2019 (the “2011 Senior Notes”) and senior discount notes due 2016 with a stated principal amount at maturity of approximately $747.2 million generating approximately $444.7 million of gross proceeds (the “2011 Discount Notes”), each in a private placement. The 2011 Senior Notes bear interest at a rate of 7.750% per annum. We will pay cash interest on the 2011 Senior Notes semi-annually in arrears on February 1 and August 1 of each year, beginning on August 1, 2011. The 2011 Senior Notes mature on February 1, 2019. We used the proceeds from the 2011 Senior Notes for general corporate purposes, including acquisitions, and to pay the related transaction fees and expenses of both notes offerings. The 2011 Discount Notes have an initial accreted value of $602.23 per $1,000 stated principal amount at maturity and were issued at a price of $595.08 per $1,000 stated principal amount at maturity. No cash interest will accrue on the 2011 Discount Notes, but the 2011 Discount Notes will accrete at a rate of 10.375% per annum, compounded semi-annually on February 1 and August 1 of each year, such that the accreted value will equal the stated principal amount at maturity on February 1, 2016. We used the proceeds from the offering of the 2011 Discount Notes to pay a dividend to our equity holders.

On June 22, 2011, we completed our initial public offering of 25,000,000 shares of common stock at a price of $18.00 per share (prior to deducting underwriter discounts and commissions). We used the net proceeds from the offering to redeem approximately $417.6 million estimated accreted value as of June 30, 2011 of the 2011 Discount Notes, including the 5% redemption premium thereof, in July 2011. Our common stock is now traded on the New York Stock Exchange (symbol “VHS”). Immediately prior to our initial public offering, we completed a 59.584218-to-1 split of the issued and outstanding common shares. Subsequent to June 30, 2011, the 3,750,000 common stock over-allotment option was exercised by the underwriters and the net proceeds of the sale of the 3,750,000 additional shares of common stock were used to redeem an additional $63.6 million of accreted value of the remaining 2011 Discount Notes in August 2011, including the 5% redemption premium thereof.

Debt Covenants

Our 2010 Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability, and the ability of our subsidiaries, to: sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness (including the 8.0% Notes and the 2011 Senior Notes); pay certain dividends and distributions or repurchase our capital stock; create liens on assets; make investments, loans or advances; make certain acquisitions; engage in mergers or consolidations; create a healthcare joint venture; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness, including the 8.0% Notes and the 2011 Senior Notes; change the business conducted by our subsidiaries; enter into certain hedging agreements; and make capital expenditures above specified levels. In addition, the 2010 credit facilities include a maximum consolidated leverage ratio and a minimum consolidated interest coverage ratio. The following table sets forth the leverage and interest coverage covenant tests as of June 30, 2011.

	September 30,		September 30,
	Debt Covenant Ratio		Actual Ratio
Interest coverage ratio requirement	2.10	x	3.57	x
Total leverage ratio limit	5.95	x	2.49	x(1)

(1)	The total leverage ratio as of June 30, 2011 was positively impacted by the net IPO proceeds received but not yet used to redeem the 2011 Discount Notes. The actual ratio would still have been comfortably below the maximum ratio allowed under the 2010 Credit Facilities without this impact.

Factors outside our control may make it difficult for us to comply with these covenants during future periods. These factors include a prolonged economic recession, a higher number of uninsured or underinsured patients and decreased governmental or managed care payer reimbursement, among others, any or all of which could negatively impact our results of operations and cash flows and cause us to violate one or more of these covenants. Violation of one or more of the covenants could result in an immediate call of the outstanding principal amount under our 2010 term loan facility or the necessity of lender waivers with more onerous terms including adverse pricing or repayment provisions or more restrictive covenants. A default under our 2010 Credit Facilities would also result in a default under the indenture governing our 8.0% Notes and the indentures governing the 2011 Senior Notes and 2011 Discount Notes.

Capital Resources

We anticipate spending a total of $400.0 million to $450.0 million in capital expenditures during fiscal 2012. We expect that cash on hand, cash generated from our operations and cash available to us under our 2010 Credit Facilities will be sufficient to meet our working capital needs, debt service requirements and planned capital expenditure programs during the next twelve months and into the foreseeable future, including those required by the DMC purchase agreement. As previously mentioned, the DMC purchase agreement requires that we expend $350.0 million for routine capital needs and $500.0 million for a specified project list related to the DMC facilities during the five year period subsequent to the acquisition. The $500.0 million commitment for specified construction projects and the $350.0 million for routine capital expenditures include the following annual aggregate spending as of June 30, 2011: $126.0 million committed within one year; $300.0 million committed within two to three years and $400.0 million within four to five years. We cannot assure you that our operations will generate sufficient cash or that cash on hand, additional future borrowings under our 2010 Credit Facilities or additional equity offerings will be available to enable us to meet these requirements, especially given the current general economic weakness.

We had $936.6 million of cash and cash equivalents as of June 30, 2011, $417.6 million of which was used to redeem a portion of the 2011 Discount Notes in July 2011. We rely on available cash, cash flows generated by operations and available borrowing capacity under our 2010 Revolving Facility to fund our operations and capital expenditures. We invest our cash in accounts in high-quality financial institutions. We continually explore various options to increase the return on our invested cash while preserving our principal cash balances. However, the significant majority of our cash and cash equivalents are not federally-insured and could be at risk in the event of a collapse of those financial institutions.

As of June 30, 2011, we held $63.3 million in total available for sale investments in securities. The investments include approximately $54.5 million in securities held within one of our wholly-owned captive insurance subsidiaries acquired in the DMC acquisition. Investments in securities also include approximately $8.8 million in auction rate securities (“ARS”) backed by student loans, which are included in long-term investments in securities on our consolidated balance sheet.

We also intend to continue to pursue acquisitions or partnering arrangements, either in existing markets or new markets, which fit our growth strategies. To finance such transactions, we may increase borrowings under our 2010 Term Loan Facility, issue additional senior or subordinated notes, draw upon cash on hand, utilize amounts available under our 2010 Revolving Facility or seek additional equity funding. We continually assess our capital needs and may seek additional financing, including debt or equity, as considered necessary to fund potential acquisitions, fund capital projects or for other corporate purposes. If additional equity or debt funding is not available to us, it is likely that we will have to make borrowings from time to time under our 2010 Revolving Facility to meet our working capital and capital expenditure needs. Our future operating performance, ability to service our debt and ability to draw upon other sources of capital will be subject to future economic conditions and other business factors, many of which are beyond our control. Future capital commitments set forth in recent acquisition agreements are as follows:

• Completed acquisition of DMC—Effective January 1, 2011, we purchased the DMC system, which owns and operates eight hospitals in and around Detroit, Michigan with 1,734 licensed beds for a cash purchase price of $363.3 million. We also assumed a “frozen” defined benefit pension liability as part of the acquisition. Additionally, we committed to make $350.0 million in routine capital expenditures and $500.0 million in capital expenditures related to a specific project list agreed to by DMC and us as part of the acquisition. Notwithstanding these $350.0 million and $500.0 million capital commitments, if in the future we should pay any amounts to any governmental agency (each a “Special Payment”), and the Special Payment arises out of a violation or alleged violation by DMC prior to the closing of the DMC acquisition of certain stipulated healthcare laws, then, if and to the extent that the Special Payment, individually or together with all previous Special Payments exceeds $25.0 million (the “Special Payment Threshold”), we shall have the right to apply the amount of the Special Payment, but only to the extent the Special Payment Threshold has been exceeded (the “Excess Payment”), as follows: (i) the first $10.0 million of such Excess Payment in any particular year shall be applied against our obligation to make routine capital expenditures during such year and (ii) any remaining portion of the Excess Payment in any particular year which has not been so applied as described above shall be applied against our $500.0 million capital commitment related to specific projects. To collateralize this commitment, concurrent with the closing of the transaction, we placed into escrow for the benefit of DMC a warrant certificate representing warrants in respect of 400,000 shares of our common stock (the “Warrant Shares”). In May 2011, we replaced the Warrant Shares with a contingent note payable to the legacy DMC entity to collateralize these commitments, as permitted by our purchase agreement relating to DMC. The note payable is reduced proportionately as we expend capital or escrow cash related to our capital commitments.

Liquidity

As of June 30, 2011, our total indebtedness was $2,787.6 million, $806.9 million of which was senior secured indebtedness. We also had an additional $222.8 million of secured indebtedness available for borrowing under our 2010 Revolving Facility after taking into account $37.2 million of outstanding letters of credit. In addition, we may seek to increase the borrowing availability under the 2010 Revolving Facility if we meet a specified senior secured leverage ratio. We may also incur additional indebtedness pursuant to an uncommitted incremental term loan facility subject to certain limitations. Our liquidity requirements will be significant, primarily due to our debt service requirements.

In addition, our liquidity and ability to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. If those factors significantly change or other unexpected factors adversely affect us, our business may not generate sufficient cash flows from operations or we may not be able to obtain future financings to meet our liquidity needs. We anticipate that to the extent additional liquidity is necessary to fund our operations, it would be funded through borrowings under our 2010 Revolving Facility, the incurrence of other indebtedness, additional equity issuances or a combination of these potential sources of liquidity. We may not be able to obtain additional liquidity when needed on terms acceptable to us.

As market conditions warrant, we and our major equity holders, including Blackstone, MSCP and their respective affiliates, may from time to time repurchase debt securities issued by us, in privately negotiated or open market transactions, by tender offer or otherwise.

Obligations and Commitments

The following table reflects a summary of obligations and commitments outstanding, including both the principal and interest portions of long-term debt, with payment dates as of June 30, 2011.

	September 30,	September 30,	September 30,	September 30,	September 30,
	Payments due by period
	Within 1 year	During Years 2-3	During Years 4-5	After 5 Years	Total
	(In millions)
Contractual Cash Obligations:
Long-term debt (1)	$648.0	$393.2	$1,161.6	$1,794.4	$3,997.2
Operating leases (2)	47.0	68.0	43.6	43.6	202.2
Purchase obligations (2)	92.2	—	—	—	92.2
Defined benefit pension plan funding (3)	27.2	—	—	—	27.2
Health plan claims and settlements payable (4)	114.9	—	—	—	114.9
Estimated self-insurance liabilities (5)	99.8	124.6	81.3	83.8	389.5

Subtotal	$1,029.1	$585.8	$1,286.5	$1,921.8	$4,823.2

	September 30,	September 30,	September 30,	September 30,	September 30,
	Within 1 year	During Years 2-3	During Years 4-5	After 5 Years	Total
	(In millions)
Other Commitments:
Construction and capital improvements (6)	$172.1	$300.0	$400.0	$—	$872.1
Guarantees of surety bonds (7)	55.0	—	—	—	55.0
Letters of credit (8)	—	—	37.2	—	37.2
Physician commitments (9)	3.7	—	—	—	3.7
Estimated liability for uncertain tax positions (10)	13.2	—	—	—	13.2

Subtotal	$244.0	$300.0	$437.2	$—	$981.2

Total obligations and commitments	$1,273.1	$885.8	$1,723.7	$1,921.8	$5,804.4

(1)	Includes both principal and interest payments. The interest portion of our debt outstanding at June 30, 2011 assumes an average interest rate of 8.0%.

(2)	These obligations are not reflected in our consolidated balance sheets.

(3)	This obligation represents our estimated minimum required funding to the DMC Pension Plan trust beginning in our first quarter of fiscal year 2012. Because the future cash outflows are uncertain and subject to change, the timing and amounts of payments to the trust beyond twelve months are not included as of June 30, 2011. For additional information about the DMC Pension Plan and expected future benefit payments from the trust see Item 8- Note 10 to the Consolidated Financial Statements.

(4)	Represents health claims incurred by members of PHP, AAHP and MHP, including incurred but not reported claims, and net amounts payable for program settlements to AHCCCS and CMS for certain programs for which profitability is limited. Accrued health plan claims and settlements are separately stated on our consolidated balance sheets.

(5)	Includes the current and long-term portions of our professional and general liability, workers’ compensation and employee health reserves.

(6)	Represents our estimate of amounts we are committed to fund in future periods through executed agreements to complete projects included as property, plant and equipment on our consolidated balance sheets. The construction and capital improvements obligations, include the following capital commitments under the executed DMC Purchase Agreement (as previously discussed) as of June 30, 2011: $126.0 million committed within one year; $300.0 million committed within two to three years and $400.0 million committed within four to five years.

(7)	Represents performance bonds we have purchased related to health claims liabilities of PHP.

(8)	Amounts relate primarily to instances in which we have letters of credit outstanding with the third party administrator of our self-insured workers’ compensation program.

(9)	Includes physician guarantee liabilities recognized in our consolidated balance sheets under the guidance of accounting for guarantees and liabilities for other fixed expenses under physician relocation agreements not yet paid.

(10)	Represents expected future tax liabilities recognized in our consolidated balance sheets determined under the guidance of accounting for income taxes.

Guarantees and Off Balance Sheet Arrangements

We are currently a party to a certain rent shortfall agreement with a certain unconsolidated entity. We also enter into physician income guarantees and service agreement guarantees and other guarantee arrangements, including parent-subsidiary guarantees, in the ordinary course of business. We have not engaged in any transaction or arrangement with an unconsolidated entity that is reasonably likely to materially affect liquidity.

We had standby letters of credit outstanding of $37.2 million as of June 30, 2011, which primarily relate to security for the payment of claims as required by various insurance programs.

Concurrent with the closing of the DMC transaction, we placed into escrow for the benefit of DMC the Warrant Shares. In May 2011, Vanguard replaced the Warrant Shares with a contingent unsecured subordinated promissory note payable to the legacy DMC entity in the principal amount of $500.0 million to collateralize the $500.0 million specified project capital commitment, such replacement permitted by the purchase agreement for the DMC acquisition. The principal amount of the promissory note is reduced as Vanguard expends capital or escrows cash related to this capital commitment.

Effects of Inflation and Changing Prices

Various federal, state and local laws have been enacted that, in certain cases, limit our ability to increase prices. Revenues for acute hospital services rendered to Medicare patients are established under the federal government’s prospective payment system. We believe that hospital industry operating margins have been, and may continue to be, under significant pressure because of changes in payer mix and growth in operating expenses in excess of the increase in prospective payments under the Medicare program. In addition, as a result of increasing regulatory and competitive pressures, our ability to maintain operating margins through price increases to non-Medicare patients is limited.